Exhibit 99.1
American Financial Group, Inc. Announces
Second Quarter and Six Month Results
•	Second quarter core net operating earnings $0.78 per share

•	Net earnings of $0.52 per share, reflecting $0.37 A&E charge and $0.11 in realized gains

•	Adjusted book value per share of $38.69, up 3% from year end

•	Repurchased 2.7 million shares during the quarter

•	2011 core earnings guidance remains $3.30 — $3.70 per share

•	Increase in annual dividend from $0.65 to $0.70, effective October 1, 2011
Cincinnati, Ohio — August 1, 2011 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $55 million ($0.52 per share) for the 2011 second quarter, compared to $108 million ($0.97 per share) reported for the 2010 second quarter. Per share results reflect the impact of share repurchases in 2011 and 2010. The 2011 results reflect lower earnings from the Company’s core property and casualty (“P&C”) insurance operations, and a special charge of $38 million resulting from strengthening reserves for asbestos and other environmental exposures (“A&E”) primarily within the P&C run-off operations. These results were partially offset by $12 million of realized gains. Net earnings for the first six months of 2011 were $138 million ($1.31 per share) compared to $214 million ($1.90 per share) for the same period a year ago.
Core net operating earnings were $81 million ($0.78 per share) for the 2011 second quarter, compared to $102 million ($0.91 per share) reported in the 2010 second quarter. Improved results in the annuity and supplemental insurance group were offset by lower underwriting profit in our specialty P&C operations, primarily the result of lower favorable reserve development and lower P&C investment income. Core net operating earnings for the first six months of 2011 were $167 million ($1.59 per share) compared to $205 million ($1.82 per share) for the same period a year ago. Six month annualized core operating return on equity was 9%.
During the second quarter of 2011, AFG repurchased 2.7 million shares of common stock at an average price per share of $34.79. Repurchases during the first six months of 2011 totaled 5.2 million shares at an average price per share of $34.43.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2011	2010	2011	2010
Components of net earnings attributable to shareholders:
Core net operating earnings (a)	$81	$102	$167	$205
Realized gains	12	6	9	9
Special A&E charge (b)	(38)	—	(38)	—

Net earnings attributable to shareholders	$55	$108	$138	$214

Components of Earnings Per Share:
Core net operating earnings	$0.78	$0.91	$1.59	$1.82
Realized gains	.11	.06	.09	.08
Special A&E charge (b)	(.37)	—	(.37)	—

Net earnings attributable to shareholders	$0.52	$0.97	$1.31	$1.90

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.
Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “Results in AFG’s P&C businesses and record operating earnings in our annuity and supplemental business contributed to solid core operating earnings for the second quarter and first six months of 2011. Our specialty mix of insurance businesses and focused underwriting discipline have been instrumental in helping us to navigate a period of industry-wide catastrophe activity, continued low interest rates and challenging P&C market conditions.
“We continue to have strong liquidity, with excess capital of approximately $710 million. We remain committed to deploying our excess capital in an effective manner. AFG’s share repurchases during the second quarter were at approximately 90% of book value. In addition to using excess capital for share repurchases, we continue to invest in healthy, profitable organic growth and look for opportunities to expand our specialty niche businesses through acquisitions and start-ups where it makes sense to do so. Based on the Company’s operating performance and its strong capital and liquidity position, AFG’s Board of Directors has approved an increase in the annual dividend from $0.65 to $0.70 per share per year, effective October 1, 2011. This increase reflects our confidence in the Company’s financial condition and prospects for long-term growth.
“Based on our results for the first half of the year, our 2011 core operating earnings guidance remains in the range of $3.30 to $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, the special A&E charge announced today, as well as other significant items that may not be indicative of ongoing operations.”
Business Segment Results
The P&C specialty insurance operations generated an underwriting profit of $39 million in the 2011 second quarter, compared to $68 million in the second quarter of 2010. The reduced profit in 2011 is primarily the result of a $25 million decrease in favorable reserve development, which was partially offset by lower catastrophe losses. Catastrophe losses were $23 million (4 points on the combined ratio), compared to $34 million (6 points) in the 2010 second quarter. Underwriting profit of the P&C specialty insurance operations for the first six months of 2011 was $85 million, as compared to $145 million in the comparable 2010 period. This difference was primarily the result of lower favorable reserve development.
Gross written premiums were up 17% and 9%, for the second quarter and first half of 2011, respectively, compared to the same periods in 2010. This growth was driven by increased premiums in our Property and Transportation segment, particularly our crop and transportation businesses. Net written premiums for the second quarter and first half of 2011 increased 16% and 10%, respectively. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported a small underwriting profit in the second quarter of 2011, compared to an underwriting profit of $8 million in the second quarter of 2010. This decrease is attributable to lower favorable reserve development, particularly in our inland marine and crop insurance operations, and slightly lower earnings in our agricultural businesses, which was partially offset by lower catastrophe losses. The $18 million in catastrophe losses recorded by this group in the second quarter of 2011 as a result of April and May tornados was $12 million lower than losses this group experienced in the comparable 2010 period. Underwriting profit in the first six months of 2011 decreased approximately $7 million from the comparable 2010 period. Our largest businesses in this group produced solid underwriting profit margins through the first six months of 2011. Gross and net written premiums for the first six months of 2011 were 27% and 30% higher than the comparable 2010 periods, respectively, primarily as a result of premiums from National Interstate’s acquisition of Vanliner as well as higher spring commodity prices, which have the effect of increasing our crop premiums.
The Specialty Casualty group reported an underwriting profit of $21 million in the second quarter of 2011, slightly lower than the second quarter of 2010. Increased underwriting profit in our excess and surplus businesses and higher favorable development in our run-off legal professional liability book were more than offset by lower underwriting profits in our Marketform, executive liability and general liability operations. Underwriting profit in the first six months of 2011 decreased approximately $18 million from the comparable 2010 period. Lower underwriting profit in a block of program business and lower favorable reserve development were offset somewhat by improved results in our excess and surplus lines. Most businesses in this group produced strong underwriting profit margins through the first six months of 2011. For the second quarter of 2011, gross written premiums were up slightly and net written premiums were flat, when compared to the 2010 period. Gross and net written premiums for the first six months of 2011 were down 3% and 5%, respectively, from the comparable prior year period, consistent with our expectations. The non-renewal of two major programs that did not meet our return thresholds and a decision to exit the excess workers’ compensation business resulted in lower premiums in both periods.
The Specialty Financial group reported underwriting profits of $13 million in the second quarter of 2011 compared to $33 million in the same 2010 period. Underwriting profits for this group were $23 million for the six month period, compared to $54 million in the same 2010 period. The absence of favorable development related to our run-off automobile residual value insurance operations and higher catastrophe losses in our financial institutions business were the primary drivers of these results. Almost all lines of business in this group produced strong underwriting profit margins through the first six months of 2011. Gross written premiums for the quarter and year to date were impacted by lower premium volume resulting from the run-off of automotive-related business and lower premiums in our financial institutions businesses, offset to some extent by higher premiums in our trade credit and international operations. Net written premiums for the second quarter and first six months decreased 8% and 4%, respectively, from the comparable 2010 periods as higher premiums in our trade credit operations were more than offset by lower premiums in our fidelity and crime and financial institutions businesses.
Carl Lindner III stated, “In contrast to the increased weather-related losses reported by the industry during the second quarter of 2011, AFG’s catastrophe losses were modest. Our strict adherence to underwriting guidelines and our efforts to reduce wind-exposed property coverages have served us well. Although the overall pricing environment remains competitive, I am encouraged that we have held rates stable or achieved modest increases in some of our businesses. I’m also pleased that we continued to record favorable reserve development in our continuing P&C operations, albeit at lower amounts than in the 2010 period. We remain on target to achieve our 2011 operating goals. Our insurance professionals continue to focus on writing quality business at prices and volumes that will produce appropriate returns and to position us well for a market turn.”

Annuity and Supplemental Insurance Core Results
The Annuity and Supplemental Insurance Group generated core net operating earnings before income taxes of $56 million for the 2011 second quarter, compared to $46 million in the 2010 period. These record results reflect higher earnings in our fixed annuity operations, especially our bank distribution channel, as well as higher earnings in our supplemental health insurance operations. Core operating earnings before income taxes for the first half of 2011 were 20% higher than the comparable 2010 period.
Record statutory premiums of $1.0 billion and $1.8 billion in the 2011 second quarter and first six months were 51% and 53% higher, respectively, than the comparable periods in 2010. These results reflect increased sales of fixed indexed annuities in the single premium market (due primarily to the introduction of new products and features) and increased sales of annuities through banks (due primarily to the addition of several new banks to the distribution network).
Asbestos and Environmental Reserve Charge
During July 2011, AFG completed the previously announced comprehensive study of its asbestos and environmental exposures relating to the run-off operations of its P&C group and exposures related to former railroad and manufacturing operations and sites. Such studies are undertaken every two years with the aid of specialty actuarial and engineering firms and outside counsel. In the intervening years, an in-depth internal review is performed.
The P&C group’s asbestos reserves were increased by $28 million (net of reinsurance) and its environmental reserves were increased by $22 million (net of reinsurance). At June 30, 2011, the P&C group’s insurance reserves include $382 million, net of reinsurance recoverables, of A&E reserves. These P&C reserves include the Company’s assumed run-off reinsurance book and reserves related to primary coverages written. The increase in assumed reinsurance asbestos reserves resulted from an increase in anticipated aggregate exposures in several large settlements involving several insurers in which the Company has a small proportional share. With respect to the Company’s direct asbestos exposures, the Company experienced higher frequency and severity of mesothelioma and other cancer claims as well as increased defense costs on many of these claims. These trends were partially offset by a decline in the number of claims without serious injury and fewer new claims that required payment being reported to the Company. The increase in environmental reserves was attributed primarily to a small number of increases on specific environmental claims.
At June 30, 2011, AFG’s three year survival ratio was 18.0 times paid losses for asbestos reserves and 12.3 times paid losses for the total A&E reserves. These ratios compare favorably with A.M. Best’s most recent report on A&E survival ratios which were 8.3 for asbestos and 7.7 for total industry A&E reserves. Excluding amounts associated with the settlements of asbestos related coverage litigation for A.P. Green Industries and another large claim, AFG’s three year survival ratio was 11.5 and 8.8 times paid losses for the asbestos reserves and total A&E reserves, respectively.
In addition, the study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. Asbestos reserves were increased by $3 million, largely in recognition of a higher number of expected mesothelioma and lung cancer cases than had been previously estimated, partially offset by a decrease in the number of claims without serious injury. The Company increased its environmental reserves by $6 million, largely as the result of higher estimated costs with respect to several existing sites.
The study relied on a ground-up exposure analysis. With respect to asbestos, it considered products and non-products exposures, paid claims history, the pattern of new claims, settlements and projected development. The asbestos legal climate remains very difficult to predict with certainty.

Investments
AFG recorded second quarter 2011 net realized gains of $12 million after tax and after DAC, compared to $6 million in the prior year period. After-tax, after-DAC realized gains for the first six months of 2011 were $9 million, unchanged from the comparable 2010 period. Unrealized gains on fixed maturities were $421 million, after tax, after DAC at June 30, 2011. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
During the first half of 2011, P&C investment income was 17% lower than the comparable 2010 period. As disclosed previously, the continued runoff and disposition of securities in the non-agency residential mortgage-backed securities portfolio and generally lower reinvestment rates were primary factors contributing to the decrease. We expect 2011 P&C investment income to decrease about 12% from 2010 amounts.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.
About American Financial Group, Inc.
American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products, such as Medicare Supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.
Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.
Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.AFGinc.com. The company will hold a conference call to discuss 2011 second quarter results at 11:30 am (ET) tomorrow, Tuesday, August 2, 2011. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 82103340. Please dial in five to ten minutes prior to the scheduled start time of the call.
A replay will also be available following the completion of the call, at approximately 2:00 pm (ET) on August 3, 2011 and will remain available until 11:59 pm (ET) on August 9, 2011. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the conference ID 82103340.
The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section. An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 9, 2011 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com
-o0o-
(Financial summaries follow)
This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s web site: www.AFGinc.com.
AFG11-10

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
P&C insurance premiums	$609	$572	$1,208	$1,151
Life, accident & health premiums	107	113	217	228
Investment income	306	294	606	589
Realized gains	19	11	16	15
Income (loss) of managed investment entities:
Investment income	26	23	51	45
Loss on change in fair value of assets/liabilities	(22)	(15)	(55)	(40)
Other income	48	54	89	98

	1,093	1,052	2,132	2,086

Costs and expenses
P&C insurance losses & expenses	620	509	1,173	1,017
Annuity, life, accident & health benefits & expenses	266	265	531	518
Interest on borrowed money	21	18	42	36
Expenses of managed investment entities	18	14	36	23
Other operating and general expenses	99	88	186	187

	1,024	894	1,968	1,781

Operating earnings before income taxes	69	158	164	305
Provision for income taxes(c)	32	58	78	117

Net earnings including noncontrolling interests	37	100	86	188

Less: Net earnings (loss) attributable to noncontrolling interests	(18)	(8)	(52)	(26)

Net earnings attributable to shareholders	$55	$108	$138	$214

Diluted Earnings per Common Share	$0.52	$0.97	$1.31	$1.90

Average number of Diluted Shares	104.4	111.8	105.3	112.5

	June 30,	December 31,
Selected Balance Sheet Data:	2011	2010
Total Cash and Investments	$24,368	$22,670
Long-term Debt	$940	$952
Shareholders’ Equity(d)	$4,472	$4,470
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(d)	$3,909	$3,948
Book Value Per Share:
Excluding appropriated retained earnings	$42.86	$40.64
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$38.69	$37.54
Common Shares Outstanding	101.0	105.2
Footnotes (c) and (d) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months			Six months
	ended			ended
	June 30,		Pct.	June 30,		Pct.
	2011	2010	Change	2011	2010	Change

Gross written premiums	$949	$811	17%	$1,702	$1,555	9%

Net written premiums	$669	$575	16%	$1,253	$1,141	10%

Ratios (GAAP):
Loss & LAE ratio	60%	52%		58%	52%
Expense ratio	34%	36%		35%	36%

Combined Ratio (Excluding A&E)	94%	88%		93%	88%

Total Combined Ratio	102%	89%		97%	88%

Supplemental:(e)
Gross Written Premiums:
Property & Transportation	$496	$364	36%	$814	$641	27%
Specialty Casualty	323	316	2%	642	663	(3%)
Specialty Financial	129	128	1%	245	250	(2%)
Other	1	3	—	1	1	—

	$949	$811	17%	$1,702	$1,555	9%

Net Written Premiums:
Property & Transportation	$346	$246	41%	$600	$462	30%
Specialty Casualty	211	211	—	425	449	(5%)
Specialty Financial	96	104	(8%)	194	202	(4%)
Other	16	14	14%	34	28	21%

	$669	$575	16%	$1,253	$1,141	10%

Combined Ratio (GAAP):
Property & Transportation	100%	96%		94%	91%
Specialty Casualty	90%	90%		95%	91%
Specialty Financial	87%	74%		89%	79%

Aggregate Specialty Group	94%	88%		93%	88%

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$4	$15	$26	$24
Specialty Casualty	27	31	27	50
Specialty Financial	4	13	—	23
Other	2	3	5	10

Reserve Development Excluding A&E	37	62	58	107
Special A&E Reserve Charge — P&C Run-off	(50)	—	(50)	—

Total Reserve Development Including A&E	$(13)	$62	$8	$107

Points on Combined Ratio:
Property & Transportation	1	7	5	6
Specialty Casualty	12	14	6	11
Specialty Financial	4	10	—	9

Aggregate Specialty Group	6	11	5	9
Footnote (e) is contained in the accompanying Notes To Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months			Six months
	ended			ended
	June 30,		Pct.	June 30,		Pct.
	2011	2010	Change	2011	2010	Change

Retirement annuity premiums:
Fixed annuities	$103	$208	(50%)	$204	$360	(43%)
Indexed annuities	482	180	168%	763	340	124%
Bank annuities — direct	115	142	(19%)	215	196	10%
Bank annuities — indirect	190	10		361	10
Variable annuities	16	19	(16%)	35	39	(10%)

	906	559	62%	1,578	945	67%

Supplemental insurance	96	101	(5%)	194	203	(4%)
Life insurance	9	11	(18%)	18	20	(10%)

Total statutory premiums	$1,011	$671	51%	$1,790	$1,168	53%

“Bank annuities — direct” represent premiums produced by financial institutions appointed directly by the Company. “Bank annuities — indirect” represent premiums produced through banks by independent agents or brokers appointed by the Company.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a)	GAAP to Non GAAP Reconciliation — Components of core net operating earnings:

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2011	2010	2011	2010

P&C operating earnings	$107	$139	$220	$288

Annuity & supplemental insurance operating earnings	56	46	108	90

Interest & other corporate expense	(35)	(30)	(68)	(61)

Core operating earnings before income taxes	128	155	260	317

Related income taxes	47	53	93	112

Core net operating earnings	$81	$102	$167	$205

b)	Reflects the following effect of a special A&E charge during the 2011 periods($ in millions, except per share amounts):

A&E Charge:	Pre-tax	After-Tax	EPS
P&C insurance runoff operations
Asbestos	$28	$18
Environmental	22	14
	$50	$32	$.31
Former railroad & manufacturing operations
Asbestos	$3	$2
Environmental	6	4
	$9	$6	$.06
c)
Operating income before income taxes includes $20 million and $55 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the second quarter and first six months of 2011, and $13 million and $33 million in the second quarter and first six months of 2010, respectively.

d)
Shareholders’ Equity at June 30, 2011 includes $421 million ($4.17 per share) in unrealized gains on fixed maturities and $142 million ($1.41 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholder’s Equity at December 31, 2010 includes $326 million ($3.10 per share) in unrealized gains on fixed maturities and $197 million ($1.87 per share) of retained earnings appropriated to managed investment entities.

e)	Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.